                                                                  EXHIBIT 99.5

                          ALLIEDSIGNAL OCEAN SYSTEMS
                A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.
                        COMBINED FINANCIAL STATEMENTS
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997

                        REPORT OF INDEPENDENT AUDITORS


To the Management and Board of Directors
L-3 Communications Holdings, Inc.

   We have audited the accompanying combined balance sheet of AlliedSignal Ocean Systems, a wholly owned operation of AlliedSignal, Inc. ("Ocean Systems"), as of December 31, 1997 and the related combined statements of operations, equity and cash flows for the year then ended. These financial statements are the responsibility of Ocean System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ocean Systems as of December 31, 1997, and the combined results of their operations and cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Los Angeles, California
February 23, 1998

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                            COMBINED BALANCE SHEET
                           AS OF DECEMBER 31, 1997
                                (IN THOUSANDS)

                                     ASSETS
Current assets:
 Accounts receivable, net of allowances for doubtful accounts of $81   $13,313
 Inventories ........................................................   25,274
 Contracts in progress ..............................................      793
 Prepaid expenses and other current assets ..........................    1,743
                                                                      ---------
  Total current assets ..............................................   41,123
Property, plant and equipment, net ..................................   16,845
Capitalized software, net ...........................................    2,248
Goodwill, net .......................................................    1,820
Other assets ........................................................       31
                                                                      ---------
Total assets ........................................................  $62,067
                                                                      =========
                             LIABILITIES AND EQUITY

Current liabilities:
 Accounts payable ...................................................  $ 2,626
 Accrued liabilities ................................................   16,112
 Advance payments ...................................................   16,162
                                                                      ---------
  Total current liabilities .........................................   34,900
Accrued pension and postretirement benefits .........................   10,959
                                                                      ---------
Total liabilities ...................................................   45,859
                                                                      ---------
Commitment and contingencies
Equity:
 Invested equity.....................................................    9,312
 ELAC common stock ..................................................    3,424
 ELAC retained earnings .............................................    4,570
 Cumulative translation adjustment ..................................   (1,098)
                                                                      ---------
Total equity.........................................................   16,208
                                                                      ---------
Total liabilities and equity ........................................  $62,067
                                                                      =========


         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                      COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)


Sales .................................  $73,033
Cost of sales .........................   56,049
                                        ---------
 Gross profit .........................   16,984
Operating expenses:
 General and administrative ...........   11,981
 Selling ..............................    5,933
 Bid and proposal .....................    2,053
 Independent research and development      2,765
                                        ---------
  Total operating expenses ............   22,732
                                        ---------
Loss from operations ..................   (5,748)

Interest expense, net .................      490
Other income ..........................     (185)
                                        ---------
Loss before income taxes ..............   (6,053)
Benefit for income taxes ..............   (2,378)
                                        ---------
  Net loss ............................  $(3,675)
                                        =========


         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                         COMBINED STATEMENT OF EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)


                                       INVESTED       ELAC      ELAC      CUMULATIVE
                                     EQUITY IN OS    COMMON   RETAINED    TRANSLATION    TOTAL
                                       (DEFICIT)     STOCK    EARNINGS    ADJUSTMENT     EQUITY
                                    -------------- --------  ---------- -------------  ---------
Balance at December 31, 1996  .....     $ 8,298      $3,424    $6,403       $    87     $18,212
Net loss ..........................      (2,680)         --      (995)           --      (3,675)
Cumulative translation adjustment            --          --        --        (1,185)     (1,185)

Advances from (repayments to)
 AlliedSignal .....................       3,694          --      (838)           --       2,856
                                    -------------- --------  ---------- -------------  ---------
Balance at December 31, 1997  .....     $ 9,312      $3,424    $4,570       $(1,098)    $16,208
                                    ============== ========  ========== =============  =========


         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                       COMBINED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)


 Cash flows from operating activities:
 Net loss .....................................................................  ($  3,675)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation of property, plant and equipment ...............................     2,976
  Amortization of capitalized software ........................................     1,078
  Amortization of intangible assets ...........................................        70
  Loss on the disposal of property, plant and equipment .......................         8
  Changes in operating assets and liabilities:
   Accounts receivable ........................................................    13,561
   Inventories ................................................................      (359)
   Contracts in progress ......................................................     1,666
   Prepaid and other current assets ...........................................      (220)
   Accounts payable ...........................................................    (1,976)
   Accrued liabilities ........................................................   (10,472)
   Advance payments ...........................................................    (1,092)
   Accrued pension and postretirement benefits ................................       (20)
                                                                                ----------
    Net cash provided by operating activities .................................     1,545
                                                                                ----------
Cash flows from investing activities:
 Property, plant and equipment purchased ......................................    (3,090)
 Software purchased ...........................................................      (265)
                                                                                ----------
    Net cash used in investing activities .....................................    (3,355)
                                                                                ----------
Cash flows from financing activities:
 Advances from AlliedSignal, net ..............................................     3,198
                                                                                ----------
    Net cash provided by financing activities .................................     3,198
                                                                                ----------
 Effect of foreign currency exchange rate changes on cash .....................    (1,388)
                                                                                ----------
Net change in cash ............................................................        --
Cash and cash equivalents at the beginning of the year ........................        --
                                                                                ----------
Cash and cash equivalents at the end of the year ..............................  $     --
                                                                                ==========
Supplement disclosures of cash flow information:
 Cash paid during the year for:
  Interest--AlliedSignal ......................................................  $    552
                                                                                ----------


         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

   The Ocean Systems business ("Ocean Systems" or the "Company") is a wholly owned operation of AlliedSignal Inc. ("AlliedSignal") comprised of the Ocean Systems Division ("OS"), and AlliedSignal ELAC Nautik GmbH ("ELAC"). The OS Division headquarters and principal operations, including one manufacturing site, are located in Sylmar, California, a suburb of Los Angeles. OS also operates marketing offices located in Canada ("ASCI") and England ("BOSL"). OS was acquired through AlliedSignal's merger with the Bendix Corporation in 1982. ELAC is a wholly owned subsidiary of AlliedSignal Deutschland ("AS Deutschland") and is a separate legal entity located in Kiel, Germany. ELAC was acquired from Honeywell Inc. in 1994.

   On December 22, 1997, L-3 Communications Corporation, a wholly owned subsidiary of L-3 Communications Holdings, Inc. ("L-3") entered into a definitive Purchase Agreement with AlliedSignal to acquire substantially all the net assets excluding land and buildings, and assumed certain of the liabilities of OS and purchased the outstanding capital stock of ELAC from AS Deutschland.

   Ocean Systems develops, manufactures and sells sophisticated sonar detection and tracking devices for underwater use. The Company's customers include the U.S. Government, foreign governments, defense industry prime contractors and commercial customers. The Company operates primarily in one industry segment, electronic sonar components and systems.

   All domestic government contracts and subcontracts of Ocean Systems are subject to audit and various cost controls, and Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the foreign government.

   The decline in the U.S. defense budget since the late 1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Company's programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Company are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

BASIS OF PRESENTATION AND USE OF ESTIMATES

   The accompanying combined financial statements reflect the assets, liabilities and operations of Ocean Systems including OS and ELAC which are combined herein as they are entities under common control and management. All significant intercompany accounts and transactions have been eliminated.

   The preparation of financial statements in conformity with generally accepted accounting principals requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, excess and obsolete inventory reserves, warranty reserves, pension estimates and recoverability of recorded amounts of fixed assets. Actual results could differ from these estimates.

REVENUE RECOGNITION

   Under fixed-price contracts, sales and related costs are recorded upon delivery and customer acceptance. Sales and related costs under cost-reimbursable contracts are recorded on the percentage of

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


completion method. Anticipated future losses on contracts are charged to income when identified. Revisions in profit estimates are reflected in the period in which the facts, which require the revision, become known.

ACCOUNTS RECEIVABLE

   Management assesses the credit risk and records an allowance for uncollectable accounts as considered necessary based on several factors including, but not limited to, an analysis of specific customers, historical trends, current economic conditions and other information. The U.S. Navy comprises a significant portion of Ocean System's revenues. The Company's other customers include the navies of many foreign countries. The Company's credit risk is affected by conditions or occurrences within the U.S. Government and economic conditions of the countries in which the Company operates or has customers. Sales are made on unsecured, customer-specific credit terms, which may include extended terms.

INVENTORIES

   Inventories are valued at the lower of cost or market using the average cost method. Inventories consist of raw materials and supplies, work in process and finished goods. An excess and obsolete inventory reserve has been established primarily for raw materials and parts that have not been allocated to firm contracts. The excess and obsolete inventory reserve is based on estimates of future usage of inventory on hand.

CONTRACTS IN PROCESS

   Costs accumulated under cost-reimbursable contracts include direct costs, as well as manufacturing overhead. In accordance with industry practice, these amounts are included in current assets.

PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are stated at historical cost net of accumulated depreciation. For financial purposes, property, plant and equipment is generally depreciated on the straight line method using estimated useful lives ranging from 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Interest costs incurred during the construction of plant and equipment are capitalized using an imputed interest rate approximating 8%. Interest costs capitalized during 1997 amounted to $57.

CAPITALIZED SOFTWARE

   Capitalized software primarily represents costs incurred related to the purchase and implementation of the Company's MRP II business system. Capitalized software is reported at historical cost less accumulated amortization. Amortization is based on the estimated useful service life not to exceed five years. Amortization of capitalized software was $1,078 for the year ended December 31, 1997. Accumulated amortization was $2,368 at December 31, 1997.

GOODWILL

   Goodwill represents the excess of the cost of the purchased business over the net assets acquired and is being amortized on a straight-line basis over 40 years. This excess relates primarily to the allocated portion of goodwill arising out of the AlliedSignal merger with Bendix in 1982 and was allocated to OS

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


based on the proportionate percentage of OS pretax earnings to the total Bendix Aerospace Group pretax earnings at the time of the AlliedSignal acquisition from Bendix. Amortization expense was $70 for the year ended December 31, 1997. Accumulated amortization was $980 at December 31, 1997.

   The carrying amounts of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying values related to the intangible assets are reduced to the fair value of the asset.

RESEARCH AND DEVELOPMENT AND SIMILAR COSTS

   Research and development costs sponsored by the Company include research and development and bid and proposal efforts related to government products and services. Customer-sponsored research and development costs incurred are included in contract costs.

FOREIGN OPERATIONS AND FOREIGN CURRENCY TRANSLATION

   The Company's major foreign operation is ELAC located in Germany with the Deutsche mark as its functional currency. Assets and liabilities are translated at current exchange rates at the end of the period. Income and expenses are translated using the monthly average exchange rates. The effect of the unrealized rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as a separate component of equity in the accompanying combined balance sheet.

   There are no material foreign currency gains or losses for the year ended December 31, 1997 as the Company's U.S. sales to foreign customers are denominated in U.S. dollars. ASCI Canadian sales are denominated in Canadian dollars and the ELAC foreign sales are denominated in Deutsche Marks.

FINANCIAL INSTRUMENTS

   At December 31, 1997, the carrying value of the Company's financial instruments, such as receivables, accounts payable and accrued liabilities, approximate fair value, based on the short-term maturities of these instruments.

INCOME TAXES

   The benefit for income taxes for OS was computed by applying statutory tax rates to the reported loss before income taxes after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of AlliedSignal which are related to OS. Income taxes for OS are assumed to have been settled with AlliedSignal at December 31, 1997 and there are no separate tax attributes related to OS. For ELAC, separate tax attributes that relate specifically to ELAC have been considered in computing taxes.

3. TRANSACTIONS WITH ALLIEDSIGNAL

   Ocean Systems relies on AlliedSignal for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, legal, contract administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Company, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same as would have occurred had the Company been an independent entity. The following describes the related party transactions.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


ALLOCATION OF CORPORATE EXPENSES

   The amount of allocated corporate expenses reflected in these combined financial statements has been estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Corporate expenses allocated to Ocean Systems were $2,258 for the year ended December 31, 1997, and are included in general and administrative expense in the accompanying combined statement of operations.

PENSIONS

   Certain of the Company's employees participate in various AlliedSignal sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on employees' compensation and years of service.

   AlliedSignal funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors subject to the Internal Revenue code and regulations. Although the aforementioned pension arrangements are part of certain AlliedSignal defined benefit plans, separate actuarial estimates were made for the portion allocable to the Company. Pension expense included in the accompanying combined statement of operations was $1,452 for the year ended December 31, 1997. The pension plan liability at December 31, 1997 was fully funded. The Company also has a supplemental pension plan for highly compensated employees as defined by IRS rules. The liability reflected in the accompanying combined balance sheet was $650 at December 31, 1997. Pension expense included in the combined statement of operations for the supplemental pension plan was $24 for the year ended December 31, 1997.

   The Company's German employees of ELAC are covered by a separate pension plan. Pension costs included the following components for the year ended December 31, 1997:

 Service costs earned during the year  ......... $163
Interest cost on projected benefit obligation     119
Actual return on plan assets ..................   (92)
Amortization of unrecognized net obligation  ..    24
                                                ------
Net periodic pension cost .....................  $214
                                                ======

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


   The following table sets forth the ELAC pension plan funded status and amounts recognized in the Company's combined balance sheet at December 31, 1997:

 Actuarial present value of benefit obligation
 Vested ................................................  $1,067
 Nonvested .............................................     296
                                                         --------
  Accumulated benefit obligation .......................   1,363
                                                         ========
 Projected benefit obligation ..........................   1,919
 Plan assets at fair value .............................   1,422
                                                         --------
  Projected benefit obligation in excess of plan assets      497
  Unrecognized net loss ................................      37
  Unrecognized prior service costs .....................
  Unrecognized net obligation ..........................    (361)
                                                         --------
   Accrued pension costs ...............................  $  173
                                                         ========

 Major assumptions were:
    Discount Rate ...................................    6.8%
    Expected long-term rate of return on assets  ....    6.8%
    Rate of increase in compensation levels  ........    4.0%

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

   In addition to participating in AlliedSignal pension plans, employees of OS are provided varying levels of health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying of the cost through contributions, deductibles and coinsurance provisions.

   Although the aforementioned postretirement benefits are part of certain AlliedSignal postretirement arrangements, separate actuarial estimates were made for the portion allocable to the Company. The weighted average discount rate utilized in determining the accumulated postretirement benefit obligation was 7.25% for 1997. Net postretirement benefit costs included in the combined statements of operations was $1,072 for the year ended December 31, 1997.

   The net postretirement benefit costs for 1997 included the following components:

 Service cost-benefits attributed to service during the period   $  545
Interest cost on accumulated postretirement benefit obligation      704
Amortization of gain ..........................................    (177)
                                                                =======
 Net postretirement benefit cost ..............................  $1,072
                                                                =======

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


   The funded status of the plan and related liability amounts recognized in the accompanying combined balance sheet at December 31, 1997 were as follows:

 Accumulated postretirement benefit obligation:
 Fully eligible active plan participants  .....  $2,698
 Other active plan participants ...............   7,049
                                                --------
                                                  9,747
Unrecognized prior service costs ..............      --
Unrecognized net gain (loss) ..................      --
                                                --------
 Accrued postretirement benefit cost  .........  $9,747
                                                ========

EMPLOYEE SAVINGS PLANS

   Ocean Systems North American operation also has a supplemental savings plan in which the Company matches the contributions of participating employees up to a designated level. Under this plan, the matching contributions, in cash, were $54 for the year ended December 31, 1997 and the liability recorded at December 31, 1997 was $562.

INTEREST EXPENSE

   Interest expense has been allocated to the Company by applying
AlliedSignal's weighted average consolidated interest rate to the portion of the beginning of the period equity account deemed to be financed by consolidated debt, which has been determined based on AlliedSignal's debt to equity ratio on such date. Management of the Company believes that this allocation methodology is reasonable.

   The allocated interest expense was calculated using the following equity balance and interest rate, for the year ended December 31, 1997:

Equity ........  $5,751
Interest Rate       9.6%

   Allocated interest expense for the year ended December 31, 1997 amounted to $552 and is included in interest expense, net in the accompanying combined statement of operations.

INCOME TAXES

   The Company will be included in the consolidated Federal income tax return, foreign tax returns and certain combined and separate state and local income tax returns of AlliedSignal for 1997. Income taxes for OS are considered to have been settled with AlliedSignal at December 31, 1997 and are recorded through the invested equity account with AlliedSignal as there are no separate stand alone tax attributes related to OS.

   ELAC participates in the AlliedSignal Deutschland GmbH profit pooling agreement for corporate income tax and municipal trade tax. Since entering into this agreement ELAC has not paid German taxes, as any profits or losses of ELAC are transferred to AlliedSignal Deutschland. For purposes of these combined financial statements, the tax attributes that relate to ELAC prior to entering into the pooling agreement have been considered in computing the separate ELAC tax computations as these attributes will remain with ELAC after the termination of the pooling agreement after the acquisition by L-3.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


STATEMENT OF CASH FLOWS

   The company participates in the AlliedSignal cash management system, under which all cash is received and payments are made by AlliedSignal. All transactions between the Company and AlliedSignal have been accounted for as settled in cash at the time such transactions were recorded by the Company.

4. INVENTORIES AND CONTRACTS IN PROCESS

   Net inventories are comprised of the following components at December 31, 1997:

Raw materials and supplies ............  $14,894
Work in process .......................    6,675
Finished goods ........................   12,080
Excess and obsolete inventory reserve     (7,772)
                                        ---------
 Net inventories ......................   25,877
 Less, unliquidated progress payments       (603)
                                        ---------
                                         $25,274
                                        =========

   For the year ended December 31, 1997, there were no general and administrative, independent research and development, or bid and proposal costs charged to inventory.

   Contracts in process, amounting to $793 as of December 31, 1997, include accumulated inventoried costs and profits on cost or cost-reimbursement contracts, principally with the U.S. Government. The U.S. Government has title to, or a security interest in, inventories to which progress payments are applied. The Company believes that substantially all such amounts will be billed and collected within one year.

5. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment at December 31, 1997 are comprised of the following components:

Buildings, building improvements and land
 improvements ................................  $  9,108
Machinery, equipment, furniture and fixtures      48,060
Leasehold improvements .......................       300
                                               ----------
                                                  57,468
Less, accumulated depreciation and
 amortization ................................   (43,324)
                                               ----------
                                                  14,144
Land .........................................       388
Construction in progress .....................     2,313
                                               ----------
                                                $ 16,845
                                               ==========

   Depreciation and amortization expense was $2,976 for the year ended December 31, 1997.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


6. INCOME TAXES

   The effective tax rate differs from the statutory federal income tax rate for the following reasons:

Statutory federal income tax rate ....   (35.0)%
State taxes net of federal benefit ...    (6.0)%
Foreign losses with no tax benefit ...     6.7 %
Foreign sales corporation tax
 benefit..............................    (4.5)%
Other, net............................    (0.5)%
                                       ---------
                                         (39.3)%
                                       =========

   At December 31, 1997, the German trade tax and corporate income tax net operating loss ("NOL") carryovers amounted to $953 and $1,180, respectively, and may be carried forward indefinitely.

   At December 31, 1997, deferred tax assets related to ELAC's German trade tax and corporate income tax NOL carryovers amounted to $468. A full valuation is recorded against the deferred tax asset.

   The valuation allowance for deferred taxes was based on ELAC's historical losses from operations and its current year loss. In addition, certain aspects of the acquisition could limit the utilization of a portion or all of these NOL carryovers. Accordingly, management believes currently there is not enough historical information to support that it is more likely than not that ELAC will realize the future tax benefit of these NOL carryovers.

7. EQUITY

   Invested equity represents the equity contributed to OS by AlliedSignal and related accumulated results of operations of OS. ELAC common stock represents the one share of common stock held by AS Deutschland. ELAC's retained earnings includes the impact of ELAC's accumulated operating losses, and repayments to AlliedSignal offset by the effects of the amortization of negative goodwill associated with the ELAC acquisition from Honeywell.

8. SALES TO PRINCIPAL CUSTOMERS

   The Company operates primarily in one industry segment, electronic sonar components and systems. Sales to principal customers are as follows for the year ended December 31, 1997:

U.S. Government agencies and prime contractors    $36,133
German government...............................    5,895
Other foreign governments.......................   24,883
Commercial customers............................    6,122
                                                 ---------
                                                  $73,033
                                                 =========

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


   Summarized data of the Company's operations by geographic area for the year ended December 31, 1997 are as follows:

                          NORTH               REST OF
                         AMERICA    GERMANY    EUROPE     ASIA      OTHER      ELIM       TOTAL
                        --------- ---------  --------- ---------  -------- -----------  ---------
Sales to unaffiliated
 customer .............  $39,002    $ 8,146    $6,220    $18,611   $1,054          --    $73,033
Inter-area sales ......   19,536      4,334        --         --       --    $(23,870)        --
Loss from operations  .   (4,658)    (1,090)       --         --       --          --     (5,748)
Identifiable assets at
 December 31, 1997  ...   51,613     10,454        --         --       --          --     62,067

9. COMMITMENTS AND CONTINGENCIES

   The Company leases certain facilities and equipment under agreements expiring at various dates through 2011. At December 31, 1997, future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are $933 for 1998, $340 for 1999, $161 for 2000, $35 for 2001 and $7 for 2002.

   Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the company. Rent expense, net of sublease income from other AlliedSignal entities, was $1,342 for the year ended December 31, 1997.

   Management is continually assessing the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management of the Company is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that individually or in the aggregate, would be material to the Company's combined financial position, cash flows and results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

   The Company is engaged in providing products and services under contracts with the U.S. Government and foreign government agencies. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with federal government for a specified term.

   The Company is also periodically subject to periodic review or audit by agencies of the U.S. Government. At December 31, 1997, there are several pending issues with these agencies that are incidental to the Company's business. One of these reviews was critical of the Company's procedures for maintaining control of Government owned property in the Company's custody. The Company is responsible and liable for $93 million of Government-owned property in its possession. With respect to this and other U.S. Government matters, the Company's management believes the ultimate resolution of any such matters will not have a material adverse effect on the combined financial position, cash flows or results of operations of the Company.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


   The Company is periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to their business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the combined financial position, cash flows or results of operations of the Company.